Exhibit 99.1

Scripps to purchase group annuity contract to reduce pension obligations by $50 million

November 6, 2018

CINCINNATI —The E.W. Scripps Company (NASDAQ: SSP) has entered into an agreement with Massachusetts Mutual Life Insurance Company (“MassMutual”) to purchase a group annuity contract and transfer approximately $50 million of the company’s pension plan obligations.

The transaction will transfer responsibility for the pension benefits to MassMutual for approximately 2,000 Scripps retirees and beneficiaries. MassMutual will begin making benefit payments to the affected plan participants on Jan. 1, 2019. There will be no change to pension plan benefits for plan participants.

Through the transaction, Scripps will reduce its pension plan liabilities by approximately $50 million. The purchase of the contract will be funded by assets of the pension plans, and no additional contributions will be required to facilitate the transaction. Scripps Chief Financial Officer Lisa Knutson said the agreement is another move in the company's effort to de-risk its pension plan.

The transaction is expected to close on Nov. 8, 2018.

Scripps expects to recognize a one-time non-cash pension settlement charge of between $10 million and $12 million in the fourth quarter. Impacted retirees and beneficiaries received preliminary notification in August 2018 and will be sent additional information later this month.

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K on file with the SEC in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) serves audiences and businesses through a growing portfolio of local and national media brands. With 33 television stations, Scripps is one of the nation’s largest independent TV station owners. Scripps runs a collection of national journalism and content businesses, including Newsy, the next-generation national news network; podcast industry leader Stitcher and its advertising network Midroll Media; and fast-growing national broadcast networks Bounce, Grit, Escape and Laff. Scripps produces original programming including “Pickler &

Ben,” runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

About MassMutual
MassMutual is a leading mutual life insurance company that is run for the benefit of its members and participating policyowners. MassMutual offers a wide range of financial products and services, including life insurance, disability income insurance, long term care insurance, annuities, retirement plans and other employee benefits. For more information, visit www.massmutual.com.

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com